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                                                                    EXHIBIT 15.1

     Deloitte & Touche LLP
     333 Clay Street
     Suite 2300
     Houston, Texas 77002

     May 11, 1999

     Sterling Chemicals Holdings, Inc.
     1200 Smith Street, Suite 1900
     Houston, Texas 77094

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals Holdings, Inc. and subsidiaries for the three and six month periods ended March 31, 1999 and 1998, as indicated in our report dated May 11, 1999; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is incorporated by reference in Registration Statement No. 333-30917 for Sterling Chemicals Holdings, Inc. on Form S-3 and in Registration Statement No. 333-52795 for Sterling Chemicals Holdings, Inc. on Form S-8.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



     DELOITTE & TOUCHE LLP